Exhibit 10.1

POWER SOLUTIONS INTERNATIONAL, INC.

SAR AND BONUS AGREEMENT

This SAR AND BONUS AGREEMENT (this “Agreement”), dated as of July 6, 2015, is by and between Power Solutions International, Inc., a Delaware corporation (the “Company”), and Eric A. Cohen (the “Grantee”).

WHEREAS, the Company and Grantee are parties to an Executive Employment Agreement dated as of June 6, 2012 by and among Grantee, the Company and Power Great Lakes, Inc. (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement the Company previously granted Grantee a Stock Appreciation Right under the Power Solutions International, Inc. 2012 Incentive Compensation Plan (the “Plan”) covering 543,872 shares of the Company’s common stock (the “SAR”), and the terms and conditions of the SAR are set forth in a Stock Appreciation Rights Agreement dated as of June 6, 2012, as amended by a First Amendment dated as of June 5, 2015 (the “SAR Agreement”); and

WHEREAS, the Company and Grantee now desire to extend the vesting schedule applicable to the remaining unvested portion of the SAR and to enter into other compensation arrangements.

NOW THEREFORE, in consideration of the foregoing, as well as all other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Grantee hereby agree as follows:

1. Amendment to SAR Agreement. The SAR Agreement is hereby amended as follows:

(a)	Paragraph 3(c) of the SAR Agreement is amended to read as follows:

“(c)	The SAR will vest and become exercisable with respect to the remaining 181,290 SAR Shares as follows:

(i)	100,000 SAR Shares on June 6, 2017; and

(ii)	81,290 SAR Shares on June 6, 2019.”

(b)	Paragraph 4 of the SAR Agreement is amended to read as follows:

“4.	Notwithstanding the foregoing provisions of Paragraph 3:

(a)	Any unvested portion of the SAR shall be cancelled and forfeited to the Company if prior to the applicable vesting dates the Grantee incurs a Termination of Service as a result of (i) the Company’s termination of Grantee’s employment for Cause or (ii) Grantee’s termination of his employment for other than Good Reason or his death or Disability.

(b)	Any unvested portion of an SAR shall become immediately fully vested and exercisable if prior to the applicable vesting date (i) Grantee incurs a Termination of Service as a result of Grantee’s death or Disability, the Company’s termination of Grantee’s employment for other than Cause or Grantee’s termination of employment for Good Reason or (ii) a Change in Control occurs, even if Grantee does not experience a Termination of Service.

If Grantee’s Termination of Service is a result of Grantee’s death or Disability, the SAR may be exercised for a period of one year from the date of such Termination of Service (but not beyond the original Term). If Grantee’s Termination of Service is a result of the Company’s termination of employment for other than Cause or Grantee’s termination for Good Reason, the SAR may be exercised for a period of 30 days from the date of such Termination of Service (but not beyond the original Term).

(c)	For purposes of this Paragraph 4, “Cause” shall have the meaning ascribed to it in the Employment Agreement, and “Disability” and “Change in Control” shall have the meanings ascribed to them in the Plan. “Good Reason” will be deemed to exist if there is (i) a relocation of the principal place of performance of Grantee’s duties to a location more than 50 miles from the Company’s principal office in Wood Dale, Illinois (unless such new principal place of performance is within 50 miles from Grantee’s then permanent residence), (ii) a material reduction in Grantee’s authority, duties or responsibilities (including reporting responsibilities) without Grantee’s prior written consent, (iii) a reduction in Grantee’s base salary, or (iv) a failure by the Company to pay Grantee any portion of the base salary, bonus or other benefits owed to Grantee; provided that Good Reason will not be deemed to exist unless Grantee gives notice to the Company of the existence of the event constituting Good Reason within 30 days after such event initially occurs, the Company fails to cure such event within 30 days of receipt of such notice and Grantee terminates his employment not later than 30 days after the end of such 30-day cure period.”

All other terms and conditions contained in the SAR Agreement not changed, amended or modified pursuant to this Agreement shall remain unchanged and in full force and effect. In the event of an inconsistency between this Agreement and the SAR Agreement, this Agreement shall govern. All other capitalized terms used herein but not defined shall have the meanings assigned to them in the Plan.

2. Bonus Consideration.

(a)	The Company shall pay Grantee an annual bonus in the gross amount of $250,000 (“Annual Bonus”) for each of calendar years 2016, 2017, 2018 and 2019 (the last day of each such calendar year being a “Bonus Vesting Date”) so long as Grantee remains employed by the Company through the applicable Bonus Vesting Date, and subject to the provisions set forth in Paragraph 2(b) below. The Annual Bonus will be paid to Grantee by the March 15 following the end of the applicable Bonus Vesting Date except as provided in Paragraph 2(b) below. The Annual Bonus set forth in this Paragraph 2 is in addition to and not in lieu of any other rights to a bonus Grantee may have under his Employment Agreement.

(b)	Notwithstanding Paragraph 2(a), if prior to a Bonus Vesting Date Grantee incurs a Termination of Service as a result of the Company’s termination of Grantee’s employment for other than Cause or Grantee’s termination for Good Reason, Grantee shall be paid an Annual Bonus for the calendar year in which the Termination of Service occurs, but shall not be paid an Annual Bonus for any subsequent calendar year. Such Annual Bonus will be paid within 45 days of the Termination of Service date. For purposes of this Paragraph 2(b), “Cause” and “Good Reason” shall have the meanings ascribed to in Paragraph 1 above.

3. Stock Retention & Holding Requirements. The parties acknowledge and agree that the Company will implement a stock retention and holding policy (“Stock Retention Policy”) which will require directors and officers of the Company to own a certain amount of Company stock and hold stock acquired pursuant to Awards under the Plan for a specified period of time, and will prohibit sales in excess of a certain amount without the approval of the Company’s Compensation Committee. Grantee agrees that he will fully comply with the Stock Retention Policy. Grantee further agrees that while employed by Company and until the earlier of June 6, 2017 or the effective date of the Stock Retention Policy, neither he nor any family member will sell more than $750,000 of any vested SAR Shares within a six-month period without the written consent of the Company’s Compensation Committee.

4. Amendment of Employment Agreement. Grantee, the Company and Power Great Lakes, Inc. agree that for purposes of the SAR Agreement and the Annual Bonus consideration, the definition of “Cause” as set forth in the Employment Agreement shall exclude the reference to Grantee’s disability.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date, month and year first written above.

GRANTEE:

By:	/s/ Eric A. Cohen
Name:	Eric A. Cohen

POWER SOLUTIONS INTERNATIONAL, INC.:

By:	/s/ Gary S. Winemaster
Name:	Gary S. Winemaster
Its:	Chairman and Chief Executive Officer

POWER GREAT LAKES, INC.
(Signator as to Paragraph 4 above only)

By:	/s/ Gary S. Winemaster
Name:	Gary S. Winemaster
Its:	Chief Executive Officer

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